AGREEMENT


This Agreement is made and entered into as of the 17th day of January 2007, by and between:

1. Wellstone Filters, Inc., having its registered office in Timberlake, North Carolina, USA, a Delaware Corporation, having its principle place of business at 300 Market Street, Suite 130-13, Chapel Hill, North Carolina, 27516, USA, hereinafter referred to as: WELLSTONE;

And

2. Glycanex BV, having its registered office in Hilversum, The Netherlands, a Dutch corporation, having its principle place of business at Koninginneweg 11-13, 1217 KP Hilversum, The Netherlands, hereinafter referred to as:
   GLYCANEX;

WHEREAS:
WELLSTONE entered into a Sales Agreement with GLYCANEX dated March 16, 2006 for purchasing a minimum of 200 tons of Glycapol 1005 from Glycanex during the three following years;

GLYCANEX has delivered the first 10 tons in April 2006 under the Sales Agreement as agreed between GLYCANEX and WELLSTONE;

WELLSTONE is currently unable to pay the outstanding amounts due to GLYCANEX for the first 10 ton shipment, including interest and collection costs, and is additionally uncertain of its ability to honor the remaining obligations under the Sales Agreement of March 16, 2006;

GLYCANEX is willing to settle all amounts due to GLYCANEX by WELLSTONE, and to terminate the Sales Agreement between WELLSTONE and GLYCANEX, under the settlement terms set forth in this Agreement:

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1   DEFINITIONS
The following words or phrases shall have the meaning indicated when used in this Agreement:

1.1 "Effective Date" and "Effective Date of this Agreement" shall mean the date filled in above.

1.2 "Parties" shall mean WELLSTONE and GLYCANEX (in singular or plural usage, as indicated by the context).

1.3 "Sales Agreement" shall mean the Sales Agreement entered into between GLYCANEX and WELLSTONE on March 16, 2006.

1.4 "WELLSTONE Patent Rights" shall mean all patents or applications thereto of any country or region, owned or controlled by WELLSTONE as listed in
    Exhibit 1 of the Patent License Agreement between GLYCANEX and WELLSTONE executed on the same date as 1.1, and further defined in said GLYCANEX WELLSTONE Patent License Agreement.

2   SETTLEMENT TERMS

2.1 Concurrently with the execution of this Agreement, WELLSTONE shall execute a Patent License Agreement with GLYCANEX for WELLSTONE Patent Rights outside of the USA.

2.2 WELLSTONE hereby designates GLYCANEX as exclusive supplier for supplying the first 200 tons of Glycapol 1005, or a similar product related to WELLSTONE patent rights, required for WELLSTONE's future commercial activities in the USA or any other territories not covered by WELLSTONE Patent Rights. The price of the Glycapol 1005, or similar product, will be the same as indicated in the Sales Agreement. WELLSTONE agrees that this exclusive supplier status will be transferred to any and all of the assignees, licensees, sublicensees, agents, affiliates or subsidiaries of WELLSTONE in the USA or any other territories not covered by WELLSTONE Patent Rights.

2.3 WELLSTONE agrees to provide GLYCANEX with the option to assume all rights and title to any US patent rights of WELLSTONE in the event that WELLSTONE wishes to discontinue financial support for executing or maintaining any US patent rights.

2.4 WELLSTONE hereby surrenders any Glycapol 1005 previously shipped to it to any locations outside of the USA. WELLSTONE will work with GLYCANEX as required to insure that repossession of the Glycapol 1005 is realized by GLYCANEX.

2.5 GLYCANEX hereby waives its claim for the outstanding amounts owed by WELLSTONE to GLYCANEX under the Sales Agreement, and interest and collection costs stemming there from, and hereby terminates the Sales Agreement of March 16, 2006, pursuant to its General Conditions of Sale, which are an integral part of the Sales Agreement.

3   CONFIDENTIALITY

3.1 Parties agree that the contents of this Agreement are confidential and shall not be divulged to third parties without the written consent of all Parties. No public announcement shall be made related to this Agreement without the consent of all Parties.

4   MISCELLANEOUS

4.1 This Agreement shall be binding not only upon the Parties hereto, but also upon, and without limitation thereto, their assignees, successors, heirs, officers, directors and employees.

4.2 No waiver by any Party, whether express or implied, of any provision of this Agreement or of any breach or default of any Party, shall constitute a continuing waiver of such provisions or a waiver of any other provision of this Agreement.

4.3 This Agreement shall be interpreted and construed, and the legal relation created herein shall be determined, in accordance with the laws of The Netherlands. With respect to any controversy arising out of or relating to this Agreement, such controversy shall be finally submitted to the competent court in The Hague, The Netherlands, or at the discretion of Glycanex, can be submitted to arbitration by a suitable body in The Netherlands.

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have executed this Agreement in two (2) original counterparts as of the date first written above.

WELLSTONE FILTERS, Inc.                   GLYCANEX B.V.

Signature:/s/Learned Jeremiah Hand        Signature:/s/Jeffrey W. Thornton
	  ------------------------		    ----------------------
Name: 	  Learned Jeremiah Hand       	  Name:     Jeffrey W. Thornton

Title: 	  CEO                             Title:    Managing Director